Exhibit 3.27

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:12 AM 07/19/2010
FILED 11:12 AM 07/19/2010
SRV 100751195 — 3137368 FILE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BROADLANE, INC.
     The undersigned, Jonathan Napier, hereby certifies that:
     I. He is duly elected and acting Secretary of Broadlane, Inc., a Delaware corporation;
     2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State on December 9, 1999, under the name Tendex, Inc.;
     3. The Amended and Restated Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows;
ARTICLE I
     Name: The name of this corporation is The Broadlane Group. Inc. (the “Corporation”).
ARTICLE II
     Address: Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
     Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).
ARTICLE IV
     Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is; one hundred (100), all of which shall be shares of Common Stock of the par value of $0.01 per share.
ARTICLE V
     Election of Directors. Unless and except to the extent that the Bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI
     Limitation of Liability. To the fullest extent permitted under the General Corporation Law, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as director.
     Any amendment, repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.
ARTICLE VII
     7.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is party or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she (or a person for whom he or she is the legal representative) is or was a director or officer of the Corporation or (while a director or officer of the Corporation) is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise (including service with respect to employee benefit plans) against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Article 7.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors of the Corporation (the “Board”).
     7.2 Prepayment of Expenses. To the extent permitted by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that (to the extent required by applicable law) such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 7 or otherwise.
     7.3 Claims. If a claim for indemnification or advancement of expenses under this Article 7 is not paid in full within 30 days after a written claim therefore by the Covered Person has been received by the Corporation, then the Covered Person may file suit to recover the unpaid amount of such claim and (if successful in whole or in part) shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

     7.4 Non-exclusivity of Rights. The rights conferred on any Covered Person by this Article 7 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.
     7.5 Other Sources. The Corporation’s obligation (if any) to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise.
     7.6 Amendment or Repeal. Any repeal or amendment of the foregoing provisions of this Article 7 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or amendment.
     7.7 Other Indemnification and Prepayment of Expenses. This Article 7 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.
ARTICLE VIII
     Section 203 of the General Corporation Law. The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law.
ARTICLE IX
     Adoption, Amendment and/or Repeal of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaw whether adopted by them or otherwise.
ARTICLE X
     Certificate Amendments. The Corporation reserves the right at any time (and from time to time) to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State. of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 10.

     The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s Board of Directors and by a majority of the outstanding stock entitled to vote in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.
     Executed on July 19. 2010.

/s/ Jonathan Napier
Jonathan Napier, Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:17 PM 01/13/2011
FILED 10:30 AM 01/13/2011
SRV 110039665 — 3137368 FILE
CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE
AND OF REGISTERED AGENT
It is hereby certified that:
          1. The name of the corporation (hereinafter called the “corporation”) is:
THE BROADLANE GROUP, INC.
          2. The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.
          3. The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.
          4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.
Executed on January 11, 2011

/s/ Jonathan H. Glenn
Name:	Jonathan H. Glenn
Title:	Executive Vice President, Chief Legal and Administrative Officer